Exhibit 99.1
Jeffersonville Bancorp P.O. Box 398, Jeffersonville, NY 12748
For Immediate Release
Media Contact
Rhonda Busing
(rbusing@jeffbank.com)
845-482-4000
Jeffersonville Bancorp Appoints
Donald Knack, CPA to Board
Jeffersonville, NY (February 28, 2008) Jeffersonville Bancorp, the bank holding company for The First National Bank of Jeffersonville (Jeff Bank), announced the appointment of Donald L. Knack, CPA to its Board of Directors.
“The addition of Mr. Knack to the Jeffersonville Bancorp Board of Directors is a beneficial and positive step forward,” said Kenneth Klein, Chairman of the Board. “His leadership skills, extensive management experience and strong financial background will be very helpful in guiding Jeff Bank in the years to come.”
“I look forward to working with the Jeffersonville Bancorp Board and contributing to the future growth of Jeff Bank,” said Donald Knack. “I’ve lived in Sullivan County all my life and know Jeff Bank as a trusted and solid institution that area residents can depend on. I’m pleased to join this distinguished board.”
Mr. Knack is a partner and founding member of the accounting firm Knack, Pavloff & Co., LLP, located in Monticello and Middletown. He graduated from SUNY Albany in 1970 with a Bachelor of Science degree and was licensed as a Certified Public Accountant in 1976.
Jeffersonville Bancorp was organized as a New York Corporation in 1982 for the purpose of becoming the registered bank holding company for The First National Bank of Jeffersonville, a bank chartered in 1913. Jeff Bank is an independently owned bank with ten full-service branches in Jeffersonville, Eldred, Liberty, Loch Sheldrake, Monticello, Livingston Manor, Narrowsburg, Callicoon, Wurtsboro and Wal-Mart.
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